Exhibit 2.1

Adopted: July 25, 2022

Amended: March 7, 2023

SOMERSET SAVINGS BANK, SLA

BOUND BROOK, NEW JERSEY

AMENDED AND RESTATED PLAN OF CONVERSION

FROM MUTUAL TO STOCK FORM OF ORGANIZATION

1.	General

This Plan of Conversion provides for the conversion of Somerset Savings Bank, SLA (the “Bank”) from a New Jersey chartered mutual savings association to a New Jersey chartered stock savings association pursuant to the rules and regulations of the Department and the FDIC. As part of the Conversion, the Plan provides for the concurrent formation of a holding company (the “Holding Company”) that will own 100% of the common stock of the Bank. It is contemplated that the Bank will convert its charter to that of a New Jersey commercial bank, to be effective immediately following the completion of the Conversion. As the result of the Charter Conversion, the Holding Company will register with the FRB under the BHCA as a bank holding company (if the Charter Conversion cannot be completed immediately following the Conversion, the Bank may proceed with the Conversion, Merger and Bank Merger and the Holding Company may proceed as a savings and loan holding company registered with the FRB).

The Board of Directors has considered the alternatives available to the Bank with respect to its corporate structure, and has determined that a mutual-to-stock conversion as described in this Plan will be in the best interests of the Bank and the communities in which the Bank operates. Restructuring the Bank into the capital stock form of organization will increase its capital base and enhance the Bank’s ability to expand its franchise and the range of products and services it offers. The Conversion will provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions. The Conversion will also provide the Bank and the Holding Company with the necessary capital to pay the merger consideration (which will be comprised solely of cash) to Acquiree Corporation’s stockholders pursuant to the Merger Agreement. The stock form of organization will also enable the Bank or the Holding Company to adopt stock-based incentive plans as a means of attracting, retaining and compensating management and other key personnel. The stock holding company form of organization will also offer the Bank greater organizational and operating flexibility, as well as broader investment powers.

The Plan provides that non-transferable subscription rights to purchase Conversion Stock will be offered first to Eligible Account Holders, then to the Bank’s Tax-Qualified Employee Plans, then to Supplemental Eligible Account Holders and then to Voting Members. Concurrently with, at any time during, or promptly after the Subscription Offering, and subject to availability after the satisfaction of subscription rights, an opportunity to subscribe may also be offered to the general public in a Community Offering with a preference given to natural persons residing in the Bank’s Local Community. The price of the Conversion Stock will be based upon an independent appraisal of the Bank and the Holding Company and will reflect its estimated pro forma market value, as converted and giving effect to the Merger.

In furtherance of the Bank’s commitment to its community, this Plan provides for the establishment of a charitable foundation as part of the Conversion. The Foundation is intended to complement the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Holding Company and the Bank over the long term. Consistent with the Bank’s goal, the Holding Company intends to donate to the Foundation cash and shares of Common Stock, in an aggregate amount up to 8% of the value of the shares of Conversion Stock.

Upon the Conversion, the legal existence of the Bank will not terminate, and the stock Bank will be the successor of the mutual Bank. All property of the mutual Bank, including its right, title and interest in and to all property of whatever kind and nature, whether real, personal, or mixed, and choses in action, and every right, privilege, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank in mutual form, or that would inure to it, immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the stock Bank. The stock Bank will have, hold, and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the mutual Bank. All pending actions and other judicial or administrative proceedings to which the Bank was a party will not be discontinued by reason of the Conversion, but may be prosecuted to final judgment or order in the same manner as if the Conversion had not been made and the stock Bank resulting from the Conversion may continue the actions in its name notwithstanding the Conversion.

Upon effectiveness of the Conversion, each Person having a Deposit Account at the Bank prior to the Conversion will continue to have a Deposit Account, without further payment therefor, in the same amount and subject to the same terms and conditions (except for liquidation rights) as in effect prior to the Conversion. All of the Bank’s insured Deposit Accounts will continue to be insured by the FDIC to the extent provided by applicable law.

This Plan has been unanimously approved by the Board of Directors of the Bank and must be approved by the affirmative vote of at least a majority of the eligible votes of Voting Members. Each Voting Depositor will be entitled to cast one vote for each $100 or fraction thereof of deposits in the Bank on the Voting Record Date, provided that no Voting Depositor will be entitled to cast more than 1,000 votes. Each borrower member will be entitled to cast, as a borrower, one vote, regardless of the number of borrowings such member has. By approving the Plan, the Voting Members will also be approving all steps necessary and incidental to the formation of the Bank (in stock form) and the Holding Company. The Conversion is also subject to the approval of the Department and the FDIC, and the formation of the Holding Company as the parent company of the Bank is subject to the approval of the FRB and the Department, if required.

Following the Conversion, the Acquiree Corporation will merge with and into the Holding Company or a subsidiary of the Holding Company and Acquiree Bank shall merge with and into the Bank. In connection with the Merger, the Holding Company will pay cash to Acquiree Corporation’s stockholders, pursuant to the Merger Agreement. The Conversion is not subject to the completion of the Merger, and the Board of Directors may proceed with the Conversion whether or not the Merger is consummated.

2.	Definitions

Acting in Concert: The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Persons living at the same address as indicated on the records of the Bank, whether or not related, will be deemed to be Acting in Concert, unless otherwise determined by the Board of Directors of the Bank or the Holding Company. A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Bank or the Holding Company or Officers delegated such authority by the Boards, and may be based on any evidence upon which the Boards or such delegates choose to rely including, without limitation, the fact that such Persons have joint accounts at the Bank or that such Persons have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors, Officers and Employees of the Holding Company and the Bank, shall not be deemed to be Acting in Concert solely as a result of their capacities as such.

Acquiree Bank: Regal Bank, Livingston, New Jersey.

Acquiree Corporation: Regal Bancorp, Inc., Livingston, New Jersey.

Affiliate: Any company that controls, is controlled by, or is under common control with a Person.

Applications: The applications to be filed with the Department and the FDIC by the Bank, and with the FRB and the Department, if required, by the Holding Company, in connection with the Conversion.

Associate: The term Associate when used to indicate a relationship with any Person, means (i) any person who is related by blood or marriage to such Person and who (A) lives in the same home as such Person, or (B) is a Director or Officer of the Bank or the Holding Company, or a subsidiary of the Bank or the Holding Company, (ii) any corporation or organization (other than the Holding Company, the Bank or a majority-owned subsidiary of any of such entities) if the person is an officer, director, or owner, directly or indirectly, of more than 10% of any class of voting stock of the corporation or organization, (iii) any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Stock Offering, a person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an Associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iv) any partnership in which the Person is a general or limited partner.

Bank: Somerset Savings Bank, SLA, Bound Brook, New Jersey, in its pre-Conversion mutual form or post-Conversion stock form (including, as appropriate, as a stock commercial bank), as indicated by the context in which it is used.

Bank Merger: The merger of Acquiree Bank with and into the Bank, pursuant to a bank merger agreement that is an exhibit to the Merger Agreement.

BHCA: The Bank Holding Company Act of 1948, as amended.

Charter Conversion: The conversion of the charter of the Bank from a New Jersey savings association to a New Jersey commercial bank.

Common Stock: Shares of common stock that will be issued by the Holding Company as part of the Conversion, including the Conversion Stock and the shares issued to the Foundation.

Community Offering: The offering of Conversion Stock not subscribed for in the Subscription Offering for sale to certain members of the Local Community then to the general public directly by the Holding Company, as provided in Section 5 hereof. The Community Offering, if any, may occur concurrently with the Subscription Offering or any Syndicated Community Offering or Public Offering, or upon conclusion of the Subscription Offering.

Control: (Including the terms “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in 12 C.F.R. Section 225.41.

Conversion: The conversion and reorganization of the Bank to stock form pursuant to this Plan, and all steps incident or necessary thereto including, but not limited to, the formation of the Holding Company and the Stock Offering.

Conversion Stock: Shares of common stock that will be sold by the Holding Company as a part of the Conversion.

Department: The New Jersey Department of Banking and Insurance, or any successor thereto, and as appropriate, the New Jersey Commissioner of Banking and Insurance.

Deposit Account: Any withdrawable account maintained at the Bank, including without limitation, savings, time, demand, negotiable orders of withdrawal (NOW), certificates of deposit, money market and passbook accounts, but excluding tax, insurance and other escrow accounts.

Depositor: Any Person maintaining a Deposit Account at the Bank.

Director: A member of the Board of Directors of the Bank before or after the Conversion or a member of the Board of Directors of the Holding Company.

Eligible Account Holder: Any Person holding a Qualifying Deposit in the Bank on the Eligibility Record Date.

Eligibility Record Date: The close of business on June 30, 2021.

Employee: Any individual who is employed by the Bank on a full-time basis.

ESOP: The Employee Stock Ownership Plan established by the Bank.

Estimated Price Range: The range of the minimum and maximum aggregate values of the Conversion Stock to be sold in the Stock Offering, determined by the Board of Directors of the Bank and the Board of Directors of the Holding Company. The Estimated Price Range will be based upon the estimated pro forma market value of the Conversion Stock as determined by the Independent Appraiser prior to the Subscription Offering as updated from time to time thereafter.

Exchange Act: The Securities Exchange Act of 1934, as amended.

FDIC: The Federal Deposit Insurance Corporation.

Foundation: The charitable foundation (to be established by the Bank in connection with the Conversion) that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the establishment and funding of which is contemplated by Section 13 hereof.

FRB: The Board of Governors of the Federal Reserve System.

Holding Company: The Maryland or other state corporation that will own all of the outstanding common stock of the Bank upon completion of the Conversion.

Independent Appraiser: An appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Conversion Stock.

Internal Revenue Code: The Internal Revenue Code of 1986, as amended.

Liquidation Account: The interest in the Bank received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion, as set forth in Section 12 of this Plan.

Local Community: The following counties in the State of New Jersey: Hunterdon, Middlesex and Somerset.

Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

Member: Any Person that qualifies as a member of the Bank pursuant to its charter and bylaws, which shall include Voting Members and, to the extent applicable, borrower members.

Merger: The merger of Acquiree Corporation with and into the Holding Company or a subsidiary of the Holding Company, pursuant to which the Holding Company will pay cash to Acquiree Corporation’s stockholders.

Merger Agreement: The Agreement and Plan of Merger by and among SR Bancorp, Inc., Somerset Savings Bank, SLA, Regal Bancorp, Inc. and Regal Bank, dated July 25, 2022, as amended in March, 2023.

Non-Tax-Qualified Employee Benefit Plan: Any stock option, bonus stock or restricted stock plan or other employee benefit plan that is not a “Tax-Qualified Employee Benefit Plan” and that is maintained by the Bank or the Holding Company for the benefit of Officers, Employees or Directors of the Bank or of the Holding Company, or any Affiliate of any of them.

Officer: An executive officer of the Holding Company or the Bank, including the Chief Executive Officer, President, Executive or Senior Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other person performing similar functions.

Order Form: Any form (together with any cover letter and acknowledgements) to be used to purchase Conversion Stock in the Subscription Offering, the Community Offering or in the Syndicated Community Offering.

Person: An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, any unincorporated organization, or a government or a political subdivision of a government.

Plan: This Plan of Conversion from Mutual to Stock Form of Organization of the Bank, including any amendment approved as provided in this Plan.

Prospectus: One or more documents used in the offering of the Conversion Stock and as defined under the Securities Act and as filed with the SEC.

Public Offering: The offering for sale by the Underwriters to the general public of any shares of Conversion Stock not subscribed for in the Subscription Offering or the Community Offering. The Public Offering is an alternative to the Syndicated Community Offering.

Purchase Price: The price per share at which the Conversion Stock will be sold in accordance with the terms hereof. The Purchase Price will be determined by the Boards of Directors of the Bank and the Holding Company and fixed prior to the commencement of the Subscription Offering.

Qualifying Deposit: The aggregate balance of all Deposit Accounts of an Eligible Account Holder as of the Eligibility Record Date or a Supplemental Eligible Account Holder as of the Supplemental Eligibility Record Date, in each case provided such aggregate balance is not less than $50.

Resident and Residence: The terms “resident,” “residence,” “reside,” “resided” or “residing” as used herein with respect to any person means any person who occupied a dwelling within the Bank’s Local Community, has an intent to remain within the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters must be in the Local Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary will apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee will be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination will be in the sole discretion of the Holding Company and the Bank. A Person must be a “Resident” for purposes of determining whether such Person “resides” in the Local Community as such term is used in the Plan.

SEC: Securities and Exchange Commission.

Securities Act: The Securities Act of 1933, as amended.

Special Meeting: The Special Meeting of Voting Members called to consider and vote on the Plan of Conversion.

Stock Offering: The offering and issuance, pursuant to this Plan, of the Conversion Stock in the Subscription Offering, Community Offering, Syndicated Community Offering or Public Offering, as the case may be.

Subscription Offering: The offering of shares of Conversion Stock for subscription and purchase pursuant to Section 5 of the Plan.

Subscription Rights: Non-transferable, non-negotiable, personal rights of the Bank’s Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Voting Members, to subscribe for shares of Conversion Stock in the Subscription Offering.

Supplemental Eligibility Record Date: The close of business on the last day of the calendar quarter preceding approval of the Plan by the Department and the FDIC.

Supplemental Eligible Account Holder: Any person holding a Qualifying Deposit (other than an officer or Director of the Bank and their Associates) on the Supplemental Eligibility Record Date.

Syndicated Community Offering: The offering of Conversion Stock through a syndicate of broker-dealers. The Syndicated Community Offering may occur following or concurrently with the Subscription Offering or any Community Offering or Public Offering.

Tax-Qualified Employee Plans: Any defined benefit plan or defined contribution plan of the Bank or the Holding Company, such as the ESOP and the Bank’s 401(k) savings plan, which with its related trust meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code.

Underwriters: The investment banking firm or firms agreeing to purchase Conversion Stock in order to offer and sell such Conversion Stock in the Public Offering.

Voting Depositor: Any Depositor of the Bank who owns a Deposit Account on the Voting Record Date.

Voting Member: Any Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Bank pursuant to its charter and bylaws.

Voting Record Date: The date fixed by the Board of Directors as the date for determining Depositors of the Bank entitled to notice of and to vote at the Special Meeting, which date shall not be less than 90 days before the date of the Special Meeting.

3.	Regulatory and Member Approvals

This Plan and the related Applications will be submitted for approval to the Department, the FDIC and the FRB. The Bank will post a notice of the adoption of the Plan, and of its intention to convert to stock form, at its home office and each of its branch offices. The Bank will also publish a notice containing all of the material terms of the proposed Conversion, and may place an advertisement containing such material terms, in a newspaper having general circulation in the communities in which the principal office and branches of the Bank are located.

Following (i) approval of the Application by the FDIC, the Department and the FRB and (ii) the receipt of any necessary waivers from the FDIC or the Department, the Bank will submit the Plan to the Bank’s Voting Members for approval at the Special Meeting. The Bank will mail to each Voting Member, at his or her last known address appearing on the records of the Bank, a Notice of Special Meeting, a proxy card and a proxy statement and certain other documents relating to the Bank and its Conversion.

The Special Meeting will be held upon written notice given no less than 20 days nor more than 45 days prior to the date of the Special Meeting. At the Special Meeting, each Voting Depositor will be entitled to cast one vote in person or by proxy for every one hundred dollars ($100.00) of Deposit Accounts such Voting Depositor had with the Bank as of the Voting Record Date. No Voting Depositor, however, will be entitled to cast more than 1,000 votes. Additionally, each borrower member will be entitled to cast, as a borrower, one vote, regardless of the number of borrowings such member has. The Board of Directors will appoint an independent custodian and tabulator to receive and hold proxies to be voted at the Special Meeting and count the votes cast in favor of and against the Plan.

The Department and the FDIC will be notified of the results of the Special Meeting by a certificate signed by the appropriate Officers of the Bank promptly after the conclusion of the Special Meeting. The Plan must be approved by the affirmative vote of at least a majority of the number of votes entitled to be cast by Voting Members at the Special Meeting. If the Plan is so

approved, the Bank will take all other necessary steps to effect the Conversion subject to the terms and conditions of the Plan. If the Plan is not so approved, upon conclusion of the Special Meeting and any adjournment or postponement thereof, the Plan will not be implemented without further vote and all funds submitted in the Subscription Offering and Community Offering will be returned to subscribers, with interest as provided herein, and all withdrawal authorizations will be canceled.

The Board of Directors of the Bank intends to take all necessary steps to form the Holding Company. The Holding Company will make timely Applications for any requisite regulatory approvals, including the bank holding company application with the FRB and the Department, if required, and a Registration Statement on Form S-1 with the SEC. In the event that the Charter Conversion is not or cannot be completed in connection with the Conversion, the Holding Company will register with the FRB as a savings and loan holding company.

4.	Conversion Procedures

The Conversion Stock will be offered for sale in the Subscription Offering to Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Voting Members in the priorities set forth in Section 5.C of this Plan. The Subscription Offering may begin as early as the mailing of the proxy statement for the Special Meeting. The Bank may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Conversion Stock to and accept orders from other Persons in a Community Offering to the Local Community with preferences given to natural persons then to the general public; provided that the Bank’s Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Voting Members shall have the priority rights to subscribe for Conversion Stock set forth in Section 5 of this Plan. The Holding Company and the Bank may delay commencing the Subscription Offering beyond such 45-day period in the event there exists unforeseen material adverse market or financial conditions. If the Subscription Offering commences prior to the Special Meeting, subscriptions will be accepted subject to the approval of the Plan at the Special Meeting.

The period for the Subscription Offering will be not less than 20 days nor more than 45 days and the period for the Community Offering will be not more than 45 days, unless extended by the Bank. If, upon completion of the Subscription Offering and any Community Offering, any shares of Conversion Stock remain available for sale, such shares may, if feasible, be offered for sale in a Syndicated Community Offering or sold to the Underwriters for resale to the general public in the Public Offering. If for any reason a Syndicated Community Offering or Public Offering of all shares not sold in the Subscription Offering and Community Offering cannot be effected, the Holding Company and the Bank will use their best efforts to obtain other purchasers, subject to regulatory approval. Completion of the sale of all shares of Conversion Stock not sold in the Subscription Offering and Community Offering is required within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by the Holding Company and the Bank with the approval of the Department and/or the FDIC if required. The Holding Company and the Bank may jointly seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Conversion Stock. In connection with such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the FDIC and/or the Department in approving the extensions. Completion of the sale of all shares of Conversion Stock is required within 24 months after the date of the Special Meeting. The Bank may elect to pay fees on a per share basis to brokers who assist Persons in purchasing Conversion Stock in the Community Offering and Syndicated Community Offering.

The Boards of Directors of the Holding Company and the Bank also intend to take all necessary steps to establish the Foundation and to fund the Foundation in the manner set forth in Section 13 hereof. In connection with the Conversion, the Holding Company will purchase all of the capital stock of the Bank in exchange for at least 50% of the net proceeds of the Stock Offering.

The Board of Directors of the Bank may determine for any reason at any time prior to the issuance of the Conversion Stock not to utilize a holding company form of organization in the Conversion. If the Board of Directors determines not to complete the Conversion utilizing a holding company form of organization, the stock of the Bank will be issued and sold in accordance with the Plan. In such case, the Holding Company’s registration statement will be withdrawn from the SEC, the Bank will take steps necessary to complete the Conversion, including filing any necessary documents with the Department and the FDIC and will issue and sell the Conversion Stock in accordance with this Plan. In such event, any subscriptions or orders received for Conversion Stock of the Holding Company shall be deemed to be subscriptions or orders for Conversion Stock of the Bank, and the Bank shall take such steps as permitted or required by the FDIC, the Department and the SEC.

The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Board of Directors of the Holding Company and the Board of Directors of the Bank, and applicable federal and state regulations and policy. Approval of this Plan by Voting Members also shall constitute approval of each of the transactions necessary to implement this Plan.

(1)	The Bank will convert its charter to a stock savings association charter, which authorizes the issuance of capital stock;

(2)	The Holding Company will purchase all of the capital stock issued by the Bank in exchange for at least 50% of the net proceeds of the Stock Offering; and

(3)	The Holding Company will issue the Conversion Stock sold in the Stock Offering and issue shares of Common Stock to the Foundation, each as provided in this Plan.

5.	Stock Offering

A.	Total Number of Shares and Purchase Price of Conversion Stock

The total number of shares of Conversion Stock to be issued and sold in the Conversion will be determined jointly by the Board of Directors of the Holding Company and the Board of Directors of the Bank prior to the commencement of the Subscription Offering, subject to adjustment if necessitated by market or financial conditions prior to consummation of the Conversion. In particular, the total number of shares to be sold in the Stock Offering may be increased by up to 15% of the number of shares offered in the Subscription and Community Offering if the Estimated Price Range is increased subsequent to the commencement of the Subscription and Community Offering to reflect changes in market and financial conditions, demand for the shares, and regulatory considerations.

All shares of Conversion Stock offered for sale in the Stock Offering will be sold at a uniform price per share referred to in this Plan as the Purchase Price. The aggregate price for which all shares of Conversion Stock will be sold will be based on an independent appraisal of the estimated total pro forma market value of the Conversion Stock. The appraisal will be performed in accordance with regulatory guidelines and will be made by an Independent Appraiser experienced in the area of mutual to stock conversion appraisals. The appraisal will include, among other things, an analysis of the historical and pro forma operating results and capital of the Bank and a comparison of the Holding Company, the Bank and the Conversion Stock with comparable thrift institutions and holding companies and their respective outstanding capital stock.

Prior to the commencement of the Subscription and Community Offerings, an Estimated Price Range for the Stock Offering will be established, which range will vary within 15% above to 15% below the midpoint of such range. The number of shares of Conversion Stock to be issued and the Purchase Price per share in the Stock Offering may be increased or decreased by the Bank. In the event that the subscriptions to purchase Conversion Stock to be sold in the Stock Offering are below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of purchasers may be required; provided that up to a 15% increase above the maximum of the Estimated Price Range will not be deemed material so as to require a resolicitation. In the event that the subscriptions to purchase Conversion Stock sold in the Stock Offering are below the minimum of the Estimated Price Range or in excess of 15% above the maximum of the Estimated Price Range, and a resolicitation is required, such resolicitation shall be effected in such manner and within such time as the Bank shall establish, with the approval of the FDIC and/or the Department, if required. Based upon the independent appraisal, the Board of Directors of the Holding Company and the Board of Directors of the Bank will jointly fix the Purchase Price. The total number of shares to be issued and sold by the Holding Company in the Conversion, including shares of Common Stock issued to the Foundation, will be determined by dividing the estimated appraised aggregate pro forma market value of the Conversion Stock, based on the independent appraisal, by the Purchase Price. If, following completion of the Subscription Offering and any Community Offering, a Syndicated Community Offering or a Public Offering is effected, the Purchase Price for each share of Conversion Stock in the Syndicated Community Offering or Public Offering will be the same as the Purchase Price in the Subscription and Community Offering. The price paid by the Underwriters for each share of Conversion Stock in the Public Offering will be the Purchase Price less a negotiated underwriting discount.

Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Bank, the Holding Company and to the Department and/or the FDIC that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred that, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Conversion Stock at the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Bank may cancel the Subscription and Community Offerings and any Syndicated Community Offering or Public Offering, extend the Conversion, establish a new Estimated Price Range or hold a new Stock Offering, or take such other action as the Department and the FDIC may permit.

B.	Purchase by the Holding Company of the Stock of the Bank

Upon the consummation of the sale of all of the Conversion Stock in the Stock Offering, the Holding Company will purchase all of the capital stock of the Bank in exchange for at least 50% of the net proceeds of the Stock Offering.

The Holding Company may retain up to 50% of the net proceeds of the Stock Offering. The net proceeds of the Stock Offering and the Conversion will fund the cash to be paid in the Merger, provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated environment, and would facilitate expansion through acquisitions, diversification into other related businesses and for other business and investment purposes, including the payment of dividends and future repurchases of Conversion Stock.

C.	Subscription Rights

Non-transferable Subscription Rights to purchase shares will be issued without payment therefor to Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Voting Members as set forth below.

1.	Preference Category No. 1: Eligible Account Holders

Each Eligible Account Holder will receive non-transferable Subscription Rights to subscribe for shares of Conversion Stock in an amount equal to the greater of $250,000, one-tenth of one percent (0.10%) of the total number of shares issued in the Stock Offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued in the Stock Offering by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case as of the Eligibility Record Date. In the event that Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of such shares eligible for subscription, the shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of subscription shares equal to the lesser of 100 shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated. To ensure proper allocation of stock, each Eligible Account Holder must list on his Order Form all accounts in which he had an ownership interest as of the Eligibility Record Date.

Officers and Directors of the Bank, and their Associates, may qualify as Eligible Account Holders. Non-transferable Subscription Rights to purchase Conversion Stock received by Directors and Officers of the Bank and their Associates, based on their increased deposits in the Bank in the one-year period preceding the Eligibility Record Date, will be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

2.	Preference Category No. 2: Tax-Qualified Employee Plans

The Tax-Qualified Employee Plans will be given the opportunity to purchase in the aggregate up to 10% of the Conversion Stock. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company subject to the maximum purchase limitations applicable to such plans as set forth in Section 5E. If after the satisfaction of subscriptions of Eligible Account Holders, a sufficient number of shares are not available to fill the subscriptions of the Tax-Qualified Employee Plans, the subscriptions by the Tax-Qualified Employee Plans will be filled to the maximum extent possible. Alternatively, the Tax-Qualified Employee Plans may purchase all or a portion of such shares in the open market after the completion of the Conversion, subject to the approval of the FDIC and the Department, if required. Consistent with applicable laws and regulations and practices and policies, the Tax-Qualified Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements.

3.	Preference Category No. 3: Supplemental Eligible Account Holders

Each Supplemental Eligible Account Holder will receive non-transferable Subscription Rights to subscribe for shares of Conversion Stock in an amount equal to the greater of $250,000, one-tenth of one percent (0.10%) of the total number of shares issued in the Stock Offering, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued in the Stock Offering by a fraction, the numerator of which is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the Supplemental Eligibility Record Date.

Subscription Rights received pursuant to this category will be subordinated to all Subscription Rights received by Eligible Account Holders and the Tax-Qualified Employee Plans pursuant to Category Nos. 1 and 2 above.

In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of such shares eligible for subscription, the shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of subscription shares equal to the lesser of 100 shares or the number of shares for which such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of such Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated. To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his Order Form all accounts in which he had an ownership interest as of the Eligibility Record Date.

4.	Preference Category No. 4: Voting Members

To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans, and Supplemental Eligible Account Holders, each Voting Member, who is not an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, non-transferable subscription rights to subscribe for shares of Conversion Stock in an amount equal to the greater of $250,000, or one-tenth of one percent (0.10%) of the total shares issued in the Stock Offering. In the event Voting Members subscribe for a number of shares that, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified

Employee Plans, and Supplemental Eligible Account Holders, is in excess of the total shares offered in the Stock Offering, the subscriptions of Voting Members will be allocated among subscribing Voting Members so as to permit each subscribing Voting Members to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which such person has subscribed. Thereafter, unallocated shares will be allocated to each subscribing Voting Member whose subscription remains unfilled on a pro rata basis based on the size of the order of each subscribing Voting Member. To ensure proper allocation of stock, each Voting Member must list on his Order Form all accounts in which he or she had an ownership interest as of the Voting Record Date.

D.	Community Offering, Syndicated Offering and Public Offering

1. Any remaining shares of Conversion Stock not sold in the Subscription Offering may be offered for sale to the general public through a Community Offering, first to natural persons residing in the Bank’s Local Community, and then to the public at large. The Community Offering, if any, may commence simultaneously, during or after the commencement of the Subscription Offering, as the Board of Directors of the Holding Company and the Bank so determine. The right to subscribe for shares of Conversion Stock in the Community Offering is subject to the right of the Bank and Holding Company to accept or reject such subscriptions in whole or in part in their sole discretion. Conversion Stock being sold in the Community Offering will be offered and sold in a manner that will achieve the widest distribution of the Conversion Stock. No person may subscribe for or purchase more than $250,000 of Conversion Stock offered in the Community Offering, subject to the overall purchase limitations; provided, however, that the amount permitted to be purchased in the Community Offering may be increased to 5% of the total shares sold in the Stock Offering (excluding shares issued to the Foundation) without the resolicitation of subscribers, unless required by the Department, and/or the FDIC. If the maximum purchase limit is so increased, in the event of an oversubscription in the Community Offering, orders accepted in the Community Offering shall be filled up to a maximum of 2% of the total shares sold in the Stock Offering (excluding shares issued to the Foundation) and thereafter remaining shares shall be allocated to those whose orders remain unfilled on an equal number of shares basis per order until all available shares have been allocated. Further, the Bank may limit total subscriptions under this Section 5.D.1 so as to assure that the number of shares available for a Syndicated or Public Offering may be up to a specified percentage of the number of shares of Conversion Stock. The Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended.

2. If any Conversion Stock remains unsold after the close of the Subscription and Community Offerings, the Holding Company and the Bank may use the services of a syndicate of registered broker-dealers to sell such unsold shares on a best efforts basis in a Syndicated Community Offering. The syndicate of registered broker-dealers may be managed by one of the syndicate members who will act as agent of the Holding Company and the Bank to assist the Holding Company and the Bank in the sale of the Conversion Stock. Neither the syndicate manager nor any other syndicate member shall have any obligation to take or purchase any of the shares of Conversion Stock in the Syndicated Community Offering. In the Syndicated Community Offering, no person may subscribe for or purchase more than 9.99% of the Conversion Stock sold in the Stock Offering, subject to the overall purchase limitations set forth in Section 5.E hereof. Any Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended.

3. As an alternative to a Syndicated Community Offering, any shares of Conversion Stock not sold in the Subscription Offering or the Community Offering may then be sold to the Underwriters for resale to the general public in the Public Offering. It is expected that the Public Offering would begin as soon as practicable after termination of the Subscription Offering and any Community Offering. In any Public Offering, no person may subscribe for or purchase more than 9.99% of the Conversion Stock sold in the Stock Offering, subject to the overall purchase limitations set forth in Section 5.E hereof. The Public Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided in Section 5 hereof. Each share of Conversion Stock will be offered for sale in the Public Offering at the Purchase Price less any underwriting discount as provided in Section 5.A hereof, and set forth in the underwriting agreement between the Holding Company, the Bank and the Underwriters. Such underwriting agreement shall be filed with the Department, the FDIC and the SEC.

4. If for any reason a Syndicated Community Offering or Public Offering of unsubscribed shares of Conversion Stock cannot be effected and any shares remain unsold after the Subscription Offering and any Community Offering, the Boards of Directors of the Holding Company and the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Department and/or the FDIC and to compliance with applicable securities laws.

E.	Additional Limitations Upon Purchases of Shares of Conversion Stock

The following additional limitations will be imposed on all purchases of Conversion Stock in the Stock Offering:

1. The maximum purchase of common stock in the subscription offering by a Person or group of Persons through a single deposit account is $250,000 (25,000 shares). The maximum number of shares of Common Stock that may be subscribed for or purchased in all categories in the Stock Offering by any Person, together with any Associate or group of Persons Acting in Concert, shall not exceed $250,000 (25,000 shares), except that the Employee Plans may subscribe for up to 10% of the Common Stock issued in the Stock Offering and contributed to the Foundation.

2. The maximum number of shares of Common Stock that may be issued to or purchased in all categories of the Stock Offering by Officers and Directors and their Associates in the aggregate shall not exceed 25% of the shares of issued in the Stock Offering and contributed to the Foundation.

3. A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Stock Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the Purchase Price exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

4. If the number of shares of Common Stock otherwise allocable pursuant to Section 5.C, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

Depending upon market or financial conditions, the Boards of Directors, with the receipt of any required approvals of the FDIC and/or the Department, and without further approval of Voting Members, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares issued in the Stock Offering except as provided below. If the Holding Company increases the maximum purchase limitations, the Holding Company is only required to resolicit Persons who subscribed for the maximum purchase amount in the Subscription Offering and may, in the sole discretion of the Holding Company, resolicit certain other large purchasers. In the event of such a resolicitation, the Holding Company shall have the right, in its sole discretion, to require such persons to supply immediately available funds for the purchase of additional shares of Common Stock. In the event that the maximum purchase limitation is increased to 5% of the shares issued in the Stock Offering, such limitation may be further increased to 9.99%, subject to approval, and provided that orders for Common Stock exceeding 5% of the shares of Common Stock issued in the Stock Offering shall not exceed in the aggregate 10% of the total shares of Common Stock issued in the Stock Offering. Requests to purchase additional shares of the Common Stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of the Holding Company in its sole discretion.

For purposes of this Section 5.E, (i) Directors, Officers and Employees of the Bank and the Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plans for purposes of determining compliance with the limitations set forth in sections 1 and 2 of this Section 5.E, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

Each Person purchasing Common Stock in the Stock Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

F.	Restrictions and Other Characteristics of Conversion Stock Being Sold

1. Transferability of Shares Purchased by Officers and Directors. Shares purchased by Directors or Officers in the Stock Offering may not be sold or otherwise disposed of for value for a period of one year from the date of the completion of the Conversion, except for any disposition of such shares following the death of the original purchaser.

The shares of Conversion Stock issued to Directors and Officers will bear a legend giving appropriate notice of the one-year holding period restriction. Appropriate instructions will be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of common stock of the Holding Company subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, will be subject to the same holding period restrictions for Holding Company or Bank Directors or Officers as may be then applicable to such restricted stock.

2. Purchases After Conversion by Officers and Directors. No Director or Officer of the Holding Company or the Bank, or Associate of such a Director or Officer, shall purchase any outstanding shares of common stock of the Holding Company, except through a broker or dealer registered with the SEC, for a period of three years following the Conversion without the prior written approval of the Department and/or the FDIC. This restriction does not apply, however, to: (a) negotiated transactions involving more than one percent of the outstanding common stock; (b) the purchase of common stock made pursuant to an employee stock option plan or employee stock purchase plan that meets the requirements of Section 423 of the Internal Revenue Code; or (c) the purchase of common stock pursuant to a non-tax-qualified employee stock benefit plan that may be attributable to individual Officers and Directors of the Bank or Holding Company. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative. The term “investment representative” means a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

3. Stock Repurchases by the Holding Company. Applicable regulations prohibit the Holding Company from repurchasing its capital stock within one year following the Conversion, except that open market stock repurchases of up to 5% of its outstanding capital stock may be permitted if compelling and valid business reasons are established, to the satisfaction of the FDIC. The Holding Company must establish, to the satisfaction of the FDIC, compelling and valid business purposes for any repurchases within one year of the Conversion, and provide notice to the FDIC. The FDIC will not object to a repurchase program if (i) the repurchase program does not adversely affect the Bank’s financial condition, (ii) the Holding Company submits sufficient information to the FDIC to evaluate the repurchase program; (iii) the Bank demonstrates extraordinary circumstances and a compelling and valid business purpose for the repurchase program consistent with the Bank’s business plan; and (iii) the repurchase program is not contrary to other applicable regulations. Purchases to fund Tax-Qualified Employee Plans do not count toward this repurchase limitation. Repurchases to fund restricted stock plans that have been approved by stockholders do not count toward the repurchase limitations.

4. Voting Rights. After the Conversion, holders of deposit accounts will not have voting rights in the Bank or the Holding Company. Exclusive voting rights as to the Bank will be vested in the Holding Company, as the sole stockholder of the Bank. Voting rights as to the Holding Company will be held exclusively by its stockholders.

G.	Exercise of Subscription Rights; Order Forms

1. If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the subscription prospectus and Order Form may be sent to each Eligible Account Holder, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holder and Voting Member at their last known address as shown on the records of the Bank as of the Voting Record Date.

2. Each Order Form will be preceded or accompanied by a prospectus describing the Holding Company and the Bank and the shares of Conversion Stock being offered for subscription and containing all other information required by the FDIC, the Department, or the SEC or necessary to enable Persons to make informed investment decisions regarding the purchase of Conversion Stock.

3. The Order Forms (or accompanying instructions) used for the Subscription Offering and any Community Offering will contain, among other things, the following:

(i) An explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Voting Members;

(ii) A specified expiration date by which Order Forms must be returned to and actually received by the Bank or its representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are mailed by the Bank;

(iii) The Purchase Price to be paid for each share subscribed for when the Order Form is returned;

(iv) A statement that 25 shares is the minimum number of shares of Conversion Stock that may be subscribed for under the Plan;

(v) A specifically designated blank space for indicating the number of shares being subscribed for;

(vi) A set of detailed instructions as to how to complete the Order Form including a statement as to the available alternative methods of payment for the shares being subscribed for;

(vii) Specifically designated blank spaces for dating and signing the Order Form;

(viii) An acknowledgment that the subscriber has received the subscription prospectus;

(ix) A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Holding Company and the Bank, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to the Bank or its representative by the expiration date, together with required payment of the Purchase Price for all shares of Conversion Stock subscribed for;

(x) A statement that the Subscription Rights are non-transferable and that all shares of Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

(xi) A statement that, after receipt by the Bank or its representative, an order may not be modified, withdrawn or canceled without the consent of the Bank.

H.	Method of Payment

Full payment for all shares of Conversion Stock at the Purchase Price per share must accompany all completed Order Forms. Payment may be made by check, bank draft or money order from the subscriber, or if the subscriber has a Deposit Account in the Bank (including a certificate of deposit), the subscriber may authorize the Bank to withdraw from designated types of accounts. Payment may not be made by wire transfer or any other electronic transfer of funds.

If a subscriber authorizes the Bank to withdraw from his or her account, the funds will continue to earn interest, but may not be used by the subscriber (a hold will be placed on the account) until all Conversion Stock has been sold or the Plan is terminated, whichever is earlier. The Bank will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Conversion Stock under the Plan. Interest will also be paid, at not less than the then-current passbook rate, on all orders paid by check, bank draft or money order, from the date payment is processed until consummation of the Conversion. Payments made by check, bank draft or money order will be placed by the Bank in an escrow account at the Bank, or in our discretion at another insured depository institution, or other account established specifically for this purpose.

In the event of an unfilled amount of any order, the Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Conversion. If for any reason the Conversion is not consummated, purchasers will have refunded to them all payments made (with applicable interest) and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at the Bank.

If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but must pay for such shares of Conversion Stock subscribed for upon consummation of the Conversion.

I.	Undelivered, Defective or Late Order Forms; Insufficient Payment

In the event Order Forms (a) are not delivered or are not timely delivered by the United States Postal Service, (b) are not received back by the Holding Company or its agent or are received by the Holding Company or its agent after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, unless waived by the Holding Company, for the shares of Common Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the Subscription Rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of a corrected Order Form or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation of the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the FDIC and the Department.

J.	Transfer of Subscriptions Prohibited

Subscription Rights are non-transferable, and it is a violation of Federal and state law to either transfer or attempt to transfer Subscription Rights. Persons who transfer or attempt to transfer their Subscription Rights may be prosecuted and will risk forfeiture of such Subscription Rights.

K.	Members in Non-Qualified States or in Foreign Countries

The Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Conversion Stock in the Stock Offering pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country; or in a State of the United States with respect to which any of the following apply: (a) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (b) the issuance of Subscription Rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of Subscription Rights to any such Person.

6.	Stock Certificate of Incorporation and Bylaws

A. As part of the Conversion, the Bank will take all appropriate steps to amend its certificate of incorporation to read in the form of a New Jersey stock savings association certificate of incorporation, and, following the Charter Conversion, in the form as a New Jersey commercial bank certificate of incorporation, as prescribed by New Jersey Banking Law. A copy of the proposed stock certificate of incorporation is available upon request (as well as a copy of the proposed Certificate of Incorporation for the stock commercial bank to be effective upon the Charter Conversion).

B. The Bank will also take appropriate steps to amend its bylaws to read in the form prescribed by New Jersey law for a capital stock savings association and, following the Charter Conversion, in the form prescribed by New Jersey for a commercial bank. A copy of the proposed stock bylaws shall be made available upon request (as well as a copy of the proposed bylaws for the stock commercial bank to be effective upon the Charter Conversion).

C. The effective date of the adoption of the Bank’s stock certificate of incorporation and bylaws will be the date of the issuance and sale of the Conversion Stock as specified by the Department.

7.	Holding Company Articles of Incorporation

A copy of the proposed articles of incorporation and bylaws of the Holding Company will be made available from the Bank upon request.

8.	Directors of the Bank

Each Person serving as a member of the Board of Directors of the Bank at the time of the Conversion will thereupon become a Director of the Bank after the Conversion.

9.	Stock Benefit Plans

In order to provide an incentive for Directors, Officers and Employees of the Holding Company and its subsidiaries (including the Bank), the Board of Directors of the Holding Company intends to adopt, subject to stockholder approval, one or more stock-based incentive plans following completion of the Conversion, subject to applicable regulatory requirements. If any such stock-based incentive plan is implemented within one year after completion of the Conversion, the plan may not authorize options in excess of 10% of the Conversion Stock, including shares issued to the Foundation, and the plan may not provide for stock awards in excess of 4% of the Conversion Stock including shares issued to the Foundation.

10.	Contributions to Tax-Qualified Employee Plans

The Bank and the Holding Company may in their discretion make scheduled contributions to any Tax-Qualified Employee Plans, provided that any such contributions that are for the acquisition of Conversion Stock, or the repayment of debt incurred for such an acquisition, do not cause the Bank to fail to meet its regulatory capital requirements.

11.	Status of Deposit Accounts and Loans Subsequent to Conversion

Each Deposit Account holder will retain, without payment, a withdrawable Deposit Account or Accounts in the Bank, equal in amount to the withdrawable value of such account holder’s Deposit Account or Accounts prior to the Conversion. All Deposit Accounts will continue to be insured by the FDIC up to the applicable limits of insurance coverage, and will be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Bank at the time of the Conversion. All loans will retain the same status after Conversion as these loans had prior to Conversion.

12.	Liquidation Account

For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Bank a priority in the event of a complete liquidation of the Bank, the Bank will, at the time of Conversion, establish a liquidation account in an amount equal to the total equity of the Bank as shown on its latest statement of financial condition contained in the Holding Company’s final prospectus used in connection with the Conversion. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the capital accounts of the Bank; provided, however, that such capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance (“subaccount balance”).

The initial subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder will be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder on the Eligibility Record Date or the Supplemental Eligible Account Holder on the Supplemental Eligibility Record Date and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible Account Holders on such record dates in the Bank. Such initial subaccount balance will not be increased, and it will be subject to downward adjustment as provided below.

If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date, the subaccount balance will be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance will not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance will be reduced to zero.

In the event of a complete liquidation of the Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the FDIC, will be considered to be a complete liquidation. In such transactions, the liquidation account will be assumed by the surviving institution.

13.	Establishment and Funding of Charitable Foundation

As part of the Conversion, the Holding Company and the Bank intend to establish the Foundation, which will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code, and to donate to the Foundation cash and shares of Common Stock, in an aggregate amount up to 8% of the value of the shares of Conversion Stock sold in the Stock Offering. The Foundation is being formed in connection with the Conversion in order to complement the Bank’s existing community reinvestment activities and to share with the Bank’s local community a part of the Bank’s financial success as a community-based financial institution. The funding of the Foundation with Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank over the long- term.

The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Common Stock contributed to it by the Holding Company.

The board of directors of the Foundation will include persons who are Officers or Directors of the Holding Company or the Bank. For at least five years after the organization of the Holding Company, except for temporary periods resulting from death, resignation, removal or disqualification, (i) at least one director of the Foundation will be an independent director who is unaffiliated with the Bank or the Holding Company, who is from the Bank’s local community and who has experience with local community charitable organizations and grant making, and (ii) at least one director will be a person who is also a member of the Board of Directors of the Bank.

The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

The establishment of the Foundation and contribution of stock and cash to the Foundation in connection with the Conversion will require the prior approval of the FDIC and/or the Department.

14.	Restrictions on Acquisition of the Bank

Banking regulations limit acquisitions and offers to acquire, direct or indirect beneficial ownership of more than 10% of any class of an equity security of the Bank or the Holding Company. In addition, the stock certificate of incorporation of the Bank will provide that for a period of five years following completion of the Conversion: (i) no Person (i.e., no individual, group Acting in Concert, corporation, partnership, association, joint stock company, trust, or unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution) will directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of the Bank’s equity securities. Shares beneficially owned in violation of this charter provision will not be counted as shares entitled to vote and will not be voted by any Person or counted as voting shares in connection with any matter submitted to the stockholders for a vote.

15.	Amendment or Termination of the Plan

If deemed necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Voting Members by a two-thirds vote of the Board of Directors of the Bank. After submission of the Plan and proxy materials to the Voting Members, the Plan may be amended by a two-thirds vote of the Board of Directors of the Bank only with the concurrence of the FDIC and/or the Department. Any amendments to the Plan made after approval by the Voting Members with the concurrence of the FDIC and/or the Department will not necessitate further approval by the Voting Members unless otherwise required by the FDIC or the Department. The Board of Directors of the Bank may terminate this Plan at any time prior to the Special Meeting to vote on this Plan, and at any time thereafter with the concurrence of the FDIC and the Department.

The Plan will terminate if the sale of all shares of Conversion Stock is not completed within 24 months of the date of the Special Meeting.

16.	Expenses of the Conversion

The Holding Company and the Bank will use their best efforts to assure that expenses of the Conversion are reasonable.

17.	Tax Matters

Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel or other tax advisor with respect to federal taxation, and either a ruling of the New Jersey taxation authorities or an opinion of tax counsel or other tax advisor with respect to New Jersey taxation, to the effect that the Conversion and the transactions provided for in this Plan will not be taxable to the Holding Company or the Bank.

18.	Extension of Credit for Purchase of Common Stock

The Bank may not loan funds or otherwise extend credit to any Person to purchase Conversion Stock.

19.	Registration Under Securities Exchange Act of 1934 and Market Making

The Holding Company will register its Conversion Stock under the Securities Exchange Act of 1934, as amended, concurrently with or promptly following the Conversion. The Holding Company will not deregister such securities for a period of three years thereafter.

The Holding Company will use its best efforts to encourage and assist a market maker to establish and maintain a market for its common stock promptly following the Conversion. The Holding Company will also use its best efforts to cause its common stock to be quoted on the Nasdaq System or to be listed on another securities exchange.

20.	Conversion Stock Not Insured

The Conversion Stock will not be insured by the FDIC or any other federal or state government agency or authority.

21.	Interpretation

All interpretations of this Plan and all applications of the provisions of this Plan to particular circumstances by a majority of the Board of Directors of the Bank will be final, subject to the authority of the FDIC and the Department.

22.	Severability

If any term, provision, covenant or restriction contained in this Plan is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Plan will remain in full force and effect, and will in no way be affected, impaired or invalidated.

Dated March 7, 2023